UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 19, 2011

(Date of Earliest Event Reported)

BlackBox Semiconductor, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	000-52982 (Commission File Number)	74-3197968 (I.R.S. Employer Identification No.)

1462 Erie Boulevard

Schenectady, New York 12305

 (Address of principal executive offices)

(518) 935-2830

 (Registrant's telephone number, including area code)

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of November 19, 2011, BlackBox Semiconductor, Inc.,  a Nevada (the “Company”) appointed Luis Leung as chief executive officer and Director, replacing Mr. David Duncan as of such date.  Mr. Leung will also be the principal executive and principal financial officer of the Company.

Biography of Mr. Leung

Mr. Leung, 43, currently maintains an international software development company and Microsoft Partner, Advent Corporation, which he co-founded in 2001 and which has since become one of the largest Microsoft Great Plains implementation practices in Texas. Mr. Leung is and has been the CFO and Systems Architect of Alba Spectrum Corporation since March of 2004. Mr. Leung previously served in various executive officer and director capacities of Shrink Nanotechnologies, Inc., an entity affiliated with the Company and its control persons, between December 16, 2006 and March 29, 2009, at which time he resigned as director and from all other positions.  Mr. Leung also served as a director of PNG Ventures, Inc., a Delaware corporation, between May 2008 and December 7, 2008.  Between 1997 and 2001 Mr. Leung was a consultant to companies such as Hein & Associates, LLP, Houston, TX (Project Manager), and Grant Thronton, LLP as Consulting Manager where he facilitated various multi- country technology system implementations.  Prior to such time and between 1988 and 1997, Mr. Leung worked in various capacities, and ultimately as CIO and Comptroller, for Smar Enterprizes, a Brazilian based company, for which he helped establish US, European and Singapore operating divisions. Mr. Leung received a B.S. degree in Science from instituto Tecnologico Aerospacial, Brazil in 1987.

Prior to joining the Company, Mr. Leung provided IT and related services to the Company, specifically, installation and configuration of server infrastructure, implementation of Accounting Systems, transfer of accounting information to new servers and hosting services.

Item 9.  Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBOX SEMICONDUCTOR, INC.

Date:  December 5, 2011

By:  /s/ Luis Leung

Name:

Luis Leung

Title:

CEO

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